SECURITIES AND EXCHANGE COMMISSION
                               Washington, D. C.  20549
                                        Form 8 - K
                                      Current Report



      Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
      Date of Report (Date of earliest event reported)    November 25, 1996
                                 S & T Bancorp, Inc.
                    (Exact name of registrant as specified in its charter)

      Pennsylvania                 0-12508                 25-1434426
      (State or other       (Commission File Number)      (IRS Employer
       jurisdiction of incorporation)                     identification No.)

      P. O. Box 190,  800 Philadelphia Street, Indiana PA    15701
      (Address of principal executive offices)               Zip Code

      Registrant's telephone number, including area code    (412) 349-2900

      Item 5 - Other Events

   On November 25, 1996, S & T Bancorp, Inc. (S&T)
signed a definitive agreement in which Peoples Bank of Unity will be merged
into S&T's subsidiary, S&T Bank.   Peoples Bank is a state chartered commercial
bank that is headquartered in Plum Borough, an eastern suburb of Pittsburgh. Peoples Bank had assets of $288 million, equity of approximately $49 million as of September 30,1996 and has six full service community offices.

   Under the terms of the agreement, Peoples Bank shareholders will receive a fixed exchange ratio of 26.25 S&T common shares for each of the 115,660 outstanding Peoples Bank shares. This will result in an expected tax-free exchange and the merger will be accounted for as a pooling-of-interests. Based upon the recent market price of S&T Bancorp common stock, the transaction has a value of approximately $94 million. Subject to regulatory approvals and approval of the shareholders of both companies, the transaction is expected to close by April 30, 1997.

      Item 7 - Financial Statements, Proforma Financial Information and Exhibits

      (c) Exhibits
               (2) Merger Agreement

      SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned thereto duly authorized.


                                                   S & T Bancorp, Inc.

      November 27, 1996
                                                   By:  /s/ Robert E. Rout
                                                     Robert E. Rout
                                                     Chief Financial Officer